EXPENSE LIMITATION AGREEMENT

Forum Funds II

c/o Atlantic Fund Administration

190 Middle Street

Portland, ME 04101

June 25, 2026

John P. DeGulis

Sound Shore Management, Inc.

8 Sound Shore Drive, Suite 180

Greenwich, CT 06830

Dear Mr. DeGulis:

Pursuant to this Expense Limitation Agreement (the “Agreement”), Sound Shore Management, Inc. (the “Adviser”) agrees to reduce its investment advisory fee and reimburse Sound Shore Fund (the “Fund”) expenses as necessary to ensure that the net annual fund operating expenses (excluding all advisory fees, taxes, interest, portfolio transaction expenses, brokerage commissions, acquired fund fees and expenses, proxy expenses, and extraordinary expenses) do not exceed the levels listed below (the “Expense Limitation”) through the period ended April 30, 2028 (the “Limitation Period”):

Sound Shore Fund – Institutional Shares	0.75%
Sound Shore Fund – Investor Shares	N/A

This Agreement constitutes the whole agreement between the parties and supersedes any previous fee waiver agreement relating to the Fund.

Except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware.

This Agreement may only be amended or terminated with the approval of the Board of Trustees of Forum Funds II (the “Trust”) and will automatically terminate concurrent with the termination of the advisory agreement between the Adviser and the Trust with respect to the Fund; provided, however, that this Agreement shall not terminate in the event of a termination of such advisory agreement as a result of an assignment thereof by the Adviser if a new advisory agreement is entered into by the Trust and the Adviser with respect to the Fund. Unless otherwise renewed, amended or terminated, this Agreement will terminate on April 30, 2028.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

FORUM FUNDS II,

By:	/s/Zachary Tackett
Zachary Tackett
Title:	President

The foregoing Agreement is hereby accepted as of June 25, 2026.

SOUND SHORE MANAGEMENT, INC.

By:	/s/ John P. DeGulis
Name:	John P. DeGulis
Title:	President

Signature page to the Expense Limitation Agreement